EXHIBIT 11
                                TSI Incorporated
                        Computation of Per Share Earnings


                                               Three Months Ended June 30
                                               --------------------------

                                                  1999           1998
                                                  ----           ----

BASIC
-----
Weighted average common
 shares outstanding                             11,182,036     11,411,966
                                               -----------    -----------

Net Earnings                                   $ 2,336,145    $ 1,121,950
                                               -----------    -----------

Basic earnings per common share                $       .21    $       .10
                                               ===========    ===========

DILUTED
-------

Weighted average common
 shares outstanding                             11,182,036     11,411,966
                                               -----------    -----------

Dilutive effect of employee stock options
 and purchase awards--based on the treasury
 stock method                                      200,308        181,695
                                               -----------    -----------

Weighted average common shares
 outstanding and dilutive shares                11,382,344     11,593,661
                                               -----------    -----------

Net Earnings                                   $ 2,336,145    $ 1,121,950
                                               -----------    -----------

Diluted earnings per common share              $       .21    $       .10
                                               ===========    ===========


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